Exhibit 99.1

Contacts:
Medivation, Inc.	WeissComm Partners
Patrick Machado, Chief Financial Officer	Daryl Messinger
(415) 829-4101	(415) 946-1062

MEDIVATION REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time —

SAN FRANCISCO, AUGUST 11, 2008 – Medivation, Inc. (NASDAQ: MDVN) today reported on its corporate progress and financial results for the quarter ended June 30, 2008.

“Based on the significant findings of the Dimebon 12-month pivotal trial in Alzheimer’s disease recently published in The Lancet, as well as the promising results from our Phase 2 study in Huntington’s disease announced last month, we believe Dimebon is among the most promising drug candidates being investigated today to treat patients with debilitating, and ultimately fatal, neurodegenerative diseases,” said David Hung, M.D., president and chief executive officer of Medivation. “We are making excellent progress opening U.S. sites and enrolling patients in our confirmatory Phase 3 trial of Dimebon in Alzheimer’s disease, and remain on target to complete the study in time to file for U.S. marketing approval for Alzheimer’s disease in 2010. In addition, we continue to increase the dose and enroll patients in our ongoing Phase 1-2 study of MDV3100 for castration-resistant prostate cancer. We remain on track for completing that study later this year, after which we intend to seek FDA approval to enter Phase 3 in 2009.”

Second Quarter Highlights and Recent Accomplishments

Alzheimer’s Disease

•

Initiated dosing of patients in a second pivotal Phase 3 trial of the investigational drug Dimebon in patients with mild-to-moderate Alzheimer’s disease. This international, double-blind, placebo-controlled safety and efficacy study of oral Dimebon, known as the CONNECTION study, will enroll approximately 525 patients at 60 to 80 clinical sites in the U.S., Europe and South America.

•

Published results of the first pivotal clinical trial of Dimebon in the July 19, 2008 issue of The Lancet. The article highlighted that patients with mild-to-moderate Alzheimer’s disease treated with Dimebon experienced statistically significant improvements compared to placebo on all of the key aspects of the disease—memory and thinking, activities of daily living, behavior and overall function—over a 12-month period.

•	Presented new Dimebon data at three presentations at the 2008 Alzheimer’s Association International Conference on Alzheimer’s Disease (ICAD):

•

Presented results from a six-month open-label extension of the 12-month placebo-controlled study showing that Dimebon continued to improve the clinical course of the disease. After 18 months of treatment, Dimebon preserved function in patients at or near their original levels upon entering the trial across all key aspects of Alzheimer’s disease. Dimebon remained well tolerated throughout the 18-month treatment period.

•

Presented new 12-month data from subgroup analyses by disease severity of the first pivotal trial showing that Dimebon benefited both mild and moderate patients, resulting in significant benefit on the study’s primary endpoint, the Alzheimer’s Disease Assessment Scale-cognitive subscale (ADAS-cog). The drug-placebo difference in moderate patients was 9.7 ADAS-cog points after 12 months of Dimebon treatment.

•

Presented new preclinical data at podium presentation on Dimebon’s novel mechanism of action, showing that Dimebon improves mitochondrial function in the setting of cellular stress with very high potency. Mitochondria, which generate energy for cells and play important roles in mediating cell function and survival, have been associated with both Alzheimer’s and Huntington’s diseases in the published literature.

•

Successfully completed a thorough QTc cardiac safety study of Dimebon. In this study, Dimebon was well tolerated and did not produce any cardiac safety issues. The U.S. Food and Drug Administration requires thorough QTc studies for all new drugs undergoing regulatory approval.

Huntington’s Disease

•

Announced top-line results of a Phase 2 study showing that Dimebon was well tolerated and significantly improved cognitive function in patients with mild-to-moderate Huntington’s disease compared to those treated with a placebo. Medivation intends to submit results from the Phase 2 study for presentation at an upcoming scientific meeting, and to seek FDA approval to begin a Phase 3 Huntington’s disease study in 2009.

Castration-Resistant Prostate Cancer

•

Presented data at the American Society of Clinical Oncology 2008 Annual Meeting from the ongoing Phase 1-2 study showing that MDV3100 was associated with encouraging anti-tumor activity as measured by declining serum levels of prostate specific antigen (PSA) and circulating tumor cells (CTC), as well as radiographic disease stabilization, after three months of treatment.

•	Obtained IRB approval to add two higher dose groups (480 mg and 600 mg) to the ongoing Phase 1-2 study, increasing the total number of dose groups from five to seven.

•

Began dosing patients in the 360 mg expansion cohort, which will include up to 24 patients, and in the 480 mg dose escalation cohort, which will include up to six patients. MDV3100 remains well tolerated and a maximum tolerated dose has not yet been defined.

Second Quarter 2008 Financial Results

Medivation reported a net loss for the quarter ended June 30, 2008 of $18.5 million, or $0.64 per share, compared to a net loss of $7.2 million, or $0.26 per share, for the same period in 2007. For the six months ended June 30, 2008, the net loss was $34.1 million, or $1.18 per share, compared to a net loss of $12.8 million, or $0.46 per share, for the same period in 2007.

Total operating expenses for the three months ended June 30, 2008 were $18.7 million, compared to $7.7 million for the same period in 2007. The increase in operating expenses for the second quarter of 2008 compared to the same period in 2007 is primarily due to increased development costs associated with the Company’s lead investigational products, Dimebon and MDV3100, currently in clinical trials.

For the six months ended June 30, 2008, total operating expenses were $34.6 million, compared to total operating expenses of $13.9 million for the same period in 2007. These figures include non-cash stock-based compensation expense of $4.2 million in the six months ended June 30, 2008 compared to $2.6 million for the same period in 2007. Medivation expects that total operating expenses in 2008 will be in the range of $65 million to $75 million, excluding stock-based compensation expense. The increase from prior guidance is due primarily to increased manufacturing and clinical development costs to support the expansion of the Company’s ongoing and upcoming clinical trials.

Cash and cash equivalents at June 30, 2008 totaled $33.4 million, compared to $43.3 million at December 31, 2007 and $32.9 million at March 31, 2008. During the second quarter of 2008, the Company raised approximately $15 million in net proceeds from the sale of shares to existing institutional investors. At June 30, 2008 the remaining capacity under Medivation’s committed equity line of credit with Azimuth Opportunity, Ltd. was $78.8 million. The Company may draw on that remaining capacity at its discretion during the term of the facility, which expires on April 1, 2009.

Conference Call Information

To participate in today’s live call beginning at 4:30 p.m. Eastern Time by telephone, please call 877-397-0286 from the U.S. or +1-719-325-4901 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com. A replay also will be available for 30 days following the live call.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. The Company’s current clinical development program includes a pivotal and confirmatory Phase 3 trial of Dimebon in Alzheimer’s disease and a Phase 1-2 clinical trial of MDV3100 in patients with castration-resistant (also known as hormone-refractory) prostate cancer. Medivation recently announced that it plans to continue further development of Dimebon in patients with mild-to-moderate Huntington’s disease based on the positive results seen in its Phase 2 trial. For more information, please visit us at http://www.medivation.com.

This press release contains forward-looking statements, including statements regarding future clinical development plans and milestones, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, difficulties or delays in obtaining regulatory approval, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, manufacturing of Medivation’s product candidates, competition with Medivation’s product candidates should they receive marketing approval, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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— financial statements to follow —

MEDIVATION, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period from Inception (September 4, 2003) to June 30, 2008
	2008	2007	2008	2007
Operating expenses:
Research and development	$14,258	$5,257	$26,214	$9,509	$68,553
General and administrative	4,457	2,407	8,410	4,357	27,572

Total operating expenses	18,715	7,664	34,624	13,866	96,125
Loss from operations	(18,715)	(7,664)	(34,624)	(13,866)	(96,125)

Other income (expense):
Interest and other income	184	504	565	1,062	3,504
Other expense	(12)	—	(14)	(3)	(1,652)

Total other income (expense)	172	504	551	1,059	1,852

Net loss	$(18,543)	$(7,160)	$(34,073)	$(12,807)	$(94,273)

Basic and diluted net loss per share	$(0.64)	$(0.26)	$(1.18)	$(0.46)

Weighted average common shares used in the calculation of basic and diluted net loss per share	28,943	27,785	28,895	27,765

MEDIVATION, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$33,434	$43,258
Prepaid expenses and other current assets	2,321	991

Total current assets	35,755	44,249
Property and equipment, net	739	689
Intellectual property, net	56	58
Other non-current assets	1,254	600

Total assets	$37,804	$45,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,889	$1,747
Accrued expenses	7,101	2,218
Other current liabilities	82	70

Total current liabilities	11,072	4,035
Other non-current liabilities	450	492
Series A redeemable preferred stock	11	11

Total liabilities	11,533	4,538

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 50,000,000 shares authorized; issued and outstanding 30,004,998 shares at June 30, 2008 and 28,837,290 at December 31, 2007	300	288
Additional paid-in capital	120,244	100,970
Deficit accumulated during the development stage	(94,273)	(60,200)

Total stockholders’ equity	26,271	41,058

Total liabilities and stockholders’ equity	$37,804	$45,596

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